SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 15, 2008

INTERAMERICAN ACQUISITION GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51510	20-2828369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2918 Fifth Avenue South, Suite 209, San Diego, California 92103
(Address of principal executive offices, including zip code)

(619) 298-9883
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Structure of Acquisition

On May 15, 2008, InterAmerican Acquisition Group, Inc. (“IAG”) entered into a stock purchase agreement (“Purchase Agreement”) with the stockholders holding 47,000,000 ordinary shares (“Stockholders”) of Sing Kung Ltd, a British Virgin Islands company (“Sing Kung”), pursuant to which IAG intends to acquire those shares of Sing Kung (the “Sing Kung Acquisition”). Sing Kung has issued and outstanding 49,548,718 ordinary shares and 2,915,000 preferred shares convertible, on a one-for-one basis (subject to adjustment), into ordinary shares. Sing Kung owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd (“Century City”), which is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”). Together with its affiliate, Shanghai New Century City Development, Ltd (“SNC”), Century City controls and operates a business that plans and implements municipal infrastructure and development projects in the PRC. Through a series of agreements, Century City exercises control over and holds a 100% economic interest in the profits of SNC. Century City and SNC are referred to collectively herein as the “Subsidiaries.”

For purposes of effecting the Sing Kung Acquisition, IAG will form China New Cities Construction, Ltd. ("CNC") as a wholly-owned British Virgin Islands subsidiary. At the closing (the “Closing”) of the Sing Kung Acquisition, IAG will merge with and into CNC (the “IAG Merger”) for the purpose of redomesticating outside of the United States. In the IAG Merger each share of IAG’s common stock will be exchanged for one share of common stock of CNC. In addition, CNC will assume all of the rights and obligations of IAG, including the outstanding warrants of IAG on the terms as they now exist. Concurrent with the IAG Merger, under the terms of the Purchase Agreement, CNC will acquire, by the issuance of 47,000,000 shares of CNC, the Stockholders’ capital stock of Sing Kung, representing 89.6% of the Sing Kung ordinary shares (assuming full conversion of the Sing Kung preferred shares).

The current management of Sing Kung will continue to operate the Chinese companies and Mr. Jianjun Shi, the CEO of Sing Kung, will also continue as CEO of CNC and SNC.

The board of directors of CNC will initially consist of seven persons, with four members to be designated by the Stockholders, one member to be designated by the holders of Sing Kung preferred shares and two members to be designated by IAG. At least two of the members designated by the Stockholders and two of the members designated by IAG and the holders of Sing Kung Preferred Shares will satisfy the independence requirements of Nasdaq. Consideration will be given in selection of directors to meeting the requirements of Sarbanes-Oxley and Nasdaq listing requirements.

The transaction is expected to be consummated in the fourth quarter of 2008, provided the stockholders of IAG approve, as discussed herein.

Purchase Price

There is no cash consideration involved in the purchase. The Stockholders will receive certificates representing 37,500,000 of CNC’s ordinary shares, par value $0.0001 per share (“CNC Stock”) in exchange for 37,500,000 ordinary shares of Sing Kung. As additional purchase price, the Stockholders will receive, on an all or none basis per year, an aggregate of 13,500,000 ordinary shares of CNC if on a consolidated basis, CNC has after-tax net income meeting certain threshold levels (“Additional Shares”). Issuance of Additional Shares will be based on audited consolidated financial statements for CNC prepared in accordance with US GAAP. The Additional Share annual amounts and threshold net income targets are shown below:

Threshold Net Income Targets for 12 Months Ending December 31,
2008	2009	2010	2011	2012
$38,000,000	$56,000,000	$80,000,000	$112,000,000	$151,200,000

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets
2008	2009	2010	2011	d2012
1,100,000	3,100,000	3,100,000	3,100,000	3,100,000

An additional 9,500,000 shares held by Stockholders plus 500,000 shares held by Sing Kung shareholders who are not party to the Purchase Agreement (“EPS Adjustment Shares”) will be issued, held in escrow and distributed pro rata to the contributors of the EPS Adjustment Shares if Sing Kung (or, after the business combination, CNC) meets the Threshold Net Income Target for 2008. If it fails to do so, the Stockholders and other shareholders will receive instead that portion of the 10,000,000 shares that would result in the company achieving the same earnings per share that it would have had if it had met the 2008 target. This adjustment will ensure that the company is fairly valued in the event that actual results vary from expectations. If less than all of the EPS Adjustment Shares are distributed after the 2008 net income is determined, then the Stockholders and other shareholders will receive the undistributed balance from escrow if and when the company achieves its Threshold Net Income Target for any of the subsequent fiscal years through 2012. If the contributors are not entitled to receive the balance of the EPS Adjustment shares based on the results up to and including fiscal year 2012, then the company will have the right to repurchase all undistributed shares for $0.0001 per share (a maximum of $1,000).

Representations and Warranties

The Purchase Agreement contains representations and warranties of each of Sing Kung, the Subsidiaries and the Stockholders as well as IAG relating to, among other things: (a) corporate organization and similar corporate matters; (b) capitalization; (c) the authorization, performance and enforceability of the Purchase Agreement; (d) required consents and approvals; (d) financial statements; (e) absence of undisclosed liabilities; absence of certain changes; (f) compliance with applicable laws; (g) absence of litigation; (g) absence of brokers; (h) completeness of records; (i) completeness and accuracy of disclosure; (j) survival of representations and warranties.

Sing Kung, the Subsidiaries and Stockholders have further represented and warranted (a) possession of and compliance with necessary licenses and permits; (b) payment of taxes and completeness and accuracy of tax returns and audits; (c) projections; (d) accounts receivable; (e) inventory; (f) leases and ownership of real property; (g) personal property, (h) contracts, obligations and commitments; (i) intellectual property and the absence of infringement; (j) title to and condition of assets; (k) employee matters; (l) customer relations (m) absence of illegal or improper transactions; (n) the absence of related party and affiliate transactions; (o) insurance; (p) acquisition of CNC stock, restrictions and accredited investor status; and (q) accuracy of representations and warranties made to purchasers of Sing Kung preferred stock.

IAG has further represented and warranted (a) the validity of the issuance of the CNC stock (when issued); (b) the accuracy of IAG’s and CNC’s SEC filings; (c) and the minimum balance in the Trust Account as of the Closing.

Covenants

Sing Kung and IAG have agreed to use commercially reasonable efforts to pursue the transactions contemplated by the Purchase Agreement and, prior to Closing, to (a) continue to operate their respective businesses (and the Subsidiaries) in the ordinary course prior to the Closing; (b) except as necessary for IAG to prepare for the IAG Merger, restrict amendments to their by-laws or Certificate of Incorporation, share issuances, dividends and pledges of assets; (c) provide prompt notice to the other party of any matters that would have been required to be disclosed in the Purchase Agreement, materially adversely affect their respective businesses or would require amendment of IAG’s proxy statement.

In addition, prior to the Closing, Sing Kung will, and Stockholders will use commercially reasonably efforts to cause it to (a) provide IAG with access to its management and certain information; (b) maintain commercial and key-man insurance; (c) protect confidential information; (d) restrict competing negotiations; (e) restrict trading of IAG securities itself and by its employees and representatives; (f) provide IAG with interim financial information, including audited financial statements for the three months ending March 31, 2008; (g) appoint a CFO acceptable to IAG and cooperate on recommendations by IAG and holders of Sing Kung preferred stock regarding other key personnel appointments; (h) engage professionals to assist with tax planning and commercial contract matters; (i) establish and maintain a company internet website and other image materials in English as well as Chinese; (j) take whatever steps are necessary to be compliant with Sarbanes-Oxley and other applicable regulations for listed companies; (k) use commercially reasonable efforts to promptly implement more formal links with key universities and identify prospective board members to be nominated by Stockholders.

The Stockholders will pay any taxes and duties assessed on their part in connection with consideration received pursuant to the Purchase Agreement.

IAG will (a) as soon as practicable, cause a meeting of its stockholders to be held for purposes of approving the Purchase Agreement and related matters, and in connection therewith file and disseminate a proxy statement and other required documentation; (b) take those steps necessary to redomesticate at the time of Closing, including causing CNC to be incorporated and duly organized, to adopt the Plan of Merger, to effectuate the IAG Merger and to issue the CNC Stock; and (c) after filing of an initial proxy statement with the Securities and Exchange Commission, apply to have the shares of CNC listed in the appropriate Nasdaq Market following the Closing.

Additional material covenants of each Party under the Purchase Agreement include (a) cooperating to obtain required information from third parties; (b) taking further actions after Closing to effect the provisions of the Purchase Agreement and to forward mail; (c) supplementing or amending schedules as needed; (d) maintaining confidentiality of information concerning the other Parties; (e) cooperate on public announcements; (f) appointing qualified persons to the CNC board; (g) taking actions to establish and implement an incentive stock option plan for Sing Kung (including its submission in the IAG proxy for approval of IAG stockholders) that would authorize issuance of up to 5,500,000 shares for such plan.

Conditions to Closing

A. General Conditions

Consummation of the transaction is conditioned on the approval of a majority-in-interest of the common stockholders of IAG in accordance with its Certificate of Incorporation, provided further that less than 20% of the shares that were purchased in IAG’s public offering (the “Public Shares”) both vote against the transaction and requested the redemption of their stock for a pro rata portion of the trust account.

In addition, the Closing under the Purchase Agreement is conditioned upon (i) the issuance of no order, stay, judgment or decree issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated in the Purchase Agreement, (ii) execution and delivery to each party of each of the various transaction documents and such other documents, certificates and instruments as specified or reasonably requested by the other party, (iii) delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the Closing and all covenants contained in the Purchase Agreement have been materially complied with by each party, (iv) satisfactory legal opinions shall have been delivered by counsel for each party to the others, (v) unconditional approvals of all required governments and regulatory authorities shall have been received, (vi) receipt of necessary consents and approvals by third parties shall have been received, and (vii) necessary proceedings by each party shall have been taken.

B. Conditions to Obligations of Stockholders

(i)	CNC will be an existing company under the laws of the British Virgin Islands;

(ii)	CNC shall have delivered the CNC Stock;

(iii)     There shall have been no material adverse change in the financial condition of IAG and CNC from that shown in the IAG Balance Sheet as of December 31, 2007 other than for reasonable costs necessarily incurred in connection with the transactions contemplated by the Purchase Agreement and liabilities of IAG and Sing Kung to be incurred or assumed by CNC as of the Closing.

(iv)      IAG shall have delivered to the trustee of its trust account instructions to disburse the funds therein to IAG (or CNC);

(v)      Directors and officers of IAG (or CNC) who are not continuing as such will have resigned and agreed that they have no claim on IAG for employment compensation in any form;

(vi)       Sing Kung and the Subsidiaries shall have entered into employment agreements with specified persons.

C. Conditions to Obligations of IAG

(i)         Stockholders shall have delivered the Sing Kung Stock;

(ii)        The Sing Kung Proxy Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Business and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements in the proxy information not misleading;

(iii)       The financial performance and financial condition of Sing Kung shall permit IAG to conclude that the value of Sing Kung satisfies the requirements in IAG's Certificate of Incorporation;

(iv)     Employment agreements for key management personnel shall be in effect;

(v)      Stockholders shall have entered into a Lock-Up Agreement restricting the sale of the CNC stock until the earlier of September 30, 2009 or the first anniversary of the Closing Date.

Indemnification

Stockholders, shall jointly and severally indemnify and hold harmless IAG (or CNC after the Closing) from and against, and shall reimburse IAG (or CNC after the Closing) for, any damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of Stockholders or Sing Kung contained in the Purchase Agreement. IAG (and CNC after the Closing) shall indemnify and hold harmless Stockholders from and against, and shall reimburse Stockholders for, any damages which may be sustained, suffered or incurred by Stockholders, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of IAG’s representations or warranties or covenants contained in this Agreement. Claims may be asserted by either party once the damages exceed $250,000 but then the indemnity liability shall be for the full amount including the first $250,000. Any indemnification payments shall be deemed to be an adjustment to the purchase price.

The determination to assert a claim for indemnification against the Stockholders for the benefit of IAG (or CNC after Closing) will be determined by an independent committee of the board of directors of CNC. The independent committee of the board of directors will consist of at least two persons, as agreed upon by the Stockholders and CNC, none of whom may be an officer or employee of IAG (or CNC after Closing) and its subsidiaries or the direct or beneficial owner of 5% or more of the voting capital stock of IAG (or CNC after Closing).

Sing Kung and Stockholders have waived and agreed never to assert any claim against the Trust Account for any reason whatsoever.

Termination

The Purchase Agreement may be terminated at any time, but not later than the Closing, as follows:

(a)     by mutual written consent of IAG and Stockholders;

(b)     by IAG if (i) Stockholders or Sing Kung amends or supplements any schedule to the Purchase Agreement and such amendment or supplement reflects a material adverse change in the condition (financial or otherwise), operations, prospects or accuracy of representations (as and when made) of Sing Kung, a Subsidiary or the Business, as a whole or in part; (ii) if in any material respect Sing Kung, the Subsidiaries or Stockholders shall have breached covenants of the Purchase Agreement or the representations of any of them are untrue as of applicable dates and any breach has not been cured within 10 days of the giving of notice of such breach; (iii) if IAG’s Board of Directors shall have determined in good faith, based on the advice of outside legal counsel, that failure to terminate the Purchase Agreement is reasonably likely to result in the Board of Directors’ breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction.

(c)      by Stockholders if in any material respect IAG shall have breached covenants of the Purchase Agreement or its representations are untrue as of applicable dates and any breach has not been cured within 10 days of the giving of notice of such breach.

(c)      by either IAG or Stockholders if (1) the party electing to terminate the Purchase Agreement is not in breach of its covenants, representations and warranties at the time of such election and the Closing has not occurred by September 1, 2008; provided, however, that this date shall be extended on one or more occasions if the Proxy Statement is being or has been reviewed by the Securities and Exchange Commission, unless IAG determines in good faith, based on advice of its professional advisors, that it is infeasible for IAG to have the Proxy Statement declared effective, notwithstanding the reasonable diligent continuing efforts of the parties, in which event IAG may terminate this Agreement or (ii) if, at IAG’s Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of IAG’s common stock required under its Certificate of Incorporation, or 20% or more of the number of shares of IAG’s common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders have voted against the transaction and requested redemption in accordance with IAG’s Certificate of Incorporation.

In the event of termination, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses; provided, however, subject to above-described limitations on claims against IAG’s trust by Sing Kung, the Subsidiaries or Stockholders, in the event the termination results from the failure of a Party to perform its obligations hereunder, then IAG (in the event of a failure of Stockholders or Sing Kung to perform their obligations hereunder) and Stockholders (in the event of IAG’s failure to perform its obligations hereunder) shall be entitled to receive $50,000 plus expenses incurred up to the date of termination as a result of the failure of a Party to perform its obligations hereunder.

Executive Employment Agreements

Dr. Jianjun Shi, CEO, has entered into a 5-year employment agreement that will be assumed by CNC that provides for an annual salary of RMB2,600,000 (about $370,000 US dollars), subject to a 5% annual escalation, plus annual cash bonus payments of at least RMB1,200,000 (about $170,000 US dollars) based on achievement of net income and contract backlog targets and other criteria set forth in the contract or established by the board or compensation committee and Dr Shi. The agreement also provides for benefits, including insurance, five weeks of paid vacation, a car and reimbursement of business expenses. The employment agreement is terminable by Sing Kung (CNC after the Closing) for death, disability and cause. Severance obligations of the company in the event of termination without cause are limited to a maximum of two years of compensation. The employment agreement contains provisions for protection of the company’s confidential information for a non-competition period extending to five years following termination. It also incorporates protections for the company against misuse of corporate opportunities and against conflicts of interest.

The Purchase Agreement provides that the company protective provisions incorporated in the employment agreement of Mr. Shi will provide precedent for similar provisions to be incorporated in employment agreements with the company’s other senior officers and key employees prior to Closing.

ITEM 7.01          REGULATION FD DISCLOSURE.

Overview

IAG believes Sing Kung Ltd. (referred to herein as “China New City”, “CNC” or the “Company”), through its Chinese operating companies, Century City Infrastructure Co., Ltd. (“Century City”) and Shanghai New Century City Development, Ltd (“SNC”), is engaged in city planning services and infrastructure and site development and redevelopment services in China. The Company delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments or redevelop underutilized urban resources. The Company’s projects encompass industrial, commercial and residential development. The range of services provided is tailored for the specific needs of its clients: newly-formed municipalities, small and mid-sized cities with limited resources or established larger urban areas that must react quickly but strategically to keep up with urbanization pressures. In addition to supporting its clients with municipal development strategy, detailed planning and project implementation, the Company also offers municipal government leaders support in obtaining project financing and later phase commercialization and project marketing.

The Company believes unprecedented growth and important changes in CNC’s market provide a market opportunity for municipal infrastructure development.

Official PRC government statistics indicate that more than 200 million people transitioned into urban environments between 1995 and 2005. Other analysis suggests the number may have exceeded 300 million people if annexation of small towns into larger municipalities is included in the analysis. This dynamic has resulted in a rate of urban fixed investment that exceeded RMB6.4 trillion annually in 2007 and represents more than 75% of the country’s total annual fixed investment. PRC Government statistics indicate that more than 10% of the total fixed investment - roughly RMB760 billion annually - is directed to the build-up of infrastructure in urban areas and this amount is increasing rapidly.

Diverse sources and IAG’s own analysis indicate that the next 20 years will see acceleration of China’s urbanization trends and further concentration of its fixed investment in urban areas. During that time urban populations in China are expected to swell by an incremental 350 million, more than the total population of the United States. Consequently, the McKinsey Global Institute estimates that the level of fixed investment in urban areas will grow four-fold over that period in constant RMB. Because of the stresses of increased density, constraints on resources such as water and power, poor planning and low-quality construction in prior decades, the Company expects the fraction of total fixed investment that must be allocated to infrastructure to increase and growth rates in its target market segment to be even higher than growth for urban fixed investment as a whole.

The Company believes that the nature of urban growth in China in the coming decades will be substantially different from that seen since 1995. This wave of urban population increase is expected to be dominated by the migration of more than 240 million people into existing urban centers in the next 20-year period, almost double the migration rate of the last two decades. Opportunities to create new cities to accommodate them will slow for a variety of reasons and the opportunity to expand many existing cities into land occupied by adjacent towns has been greatly diminished in recent years. The McKinsey Global Institute estimates that the development rate for new urban zones will decline from a two-decade rate of about 196 new city formations to only 81 in the next 20 years. This means that the roughly 850 established municipalities in China will have to plan more carefully for greater density, more robust infrastructure will be needed and they will not be able to fund municipal expansion to the same degree through land sales to private developers because “new” land is not available. Consequently the cost and complexity of urban development is rapidly rising for city and provincial governments, stretching already limited municipal resources. This situation is particularly acute for smaller and mid-sized cities, many of which are simultaneously struggling to finance the increased level of services required by growing migrant populations and lack the depth of technical and management resources to handle the range of city development issues facing them.

The Company has implemented a public-private partnership (“PPP”) business model tailored to the specific opportunities and risks of municipal infrastructure development in China.

The Company utilizes a BT (Build-Transfer) model for its development projects. BT refers to a form of project execution wherein a private entity such as CNC receives a contract from the public sector to design, fully finance and construct on a turnkey basis a specified project. Upon completion, the private developer then transfers the project to the public-sector customer in exchange for fixed payments, with interest over a specified period of time. The Company’s existing contracts have maximum payout periods of 8-12 years, require periodic payments ranging from quarterly to annual, and include provisions for supplementary interest payments at indexed rates that currently average about 8 percent. In addition to transferring the burden of project planning, execution to a private-sector counterparty, the BT model places primary responsibility for organizing financing onto the developer. This is particularly useful for government project sponsors in situations such as those prevailing in China where there is no organized municipal financing market. However, such situations create the greatest challenges and risks for private-sector BT counterparties. As discussed below, the Company employs targeted strategies to mitigate these risks and accelerate collection of contract obligations.

As an economist, academic and developer with close relationships among top-tier university-based urban planning groups in China, Dr. Shi and various investment partners began experimenting with the BT model on ad hoc projects before this form of PPP was officially accepted in the PRC. However, as discussed below, the formal endorsement of the BT model in 2004 set the stage for the formation of SNC in 2005 because it ensured that the contract rights of the BT developer would be enforceable under PRC law. With very limited capital resources, however, SNC was forced to initiate BT projects in partnership with independent private capital sources. In doing so the company’s management and staff began to:

-	work actively and closely with top-level university planning teams on economic and strategic aspects of their municipal planning projects
-	aggressively augment its network of forward-thinking municipal leaders
-	build relationships with established sub-contractors and to set the stage for the Company’s expansion.

Between 2005 and the end of 2007, several projects were undertaken by SNC and individually by its executive team and their affiliates that utilized and allowed refinement of the BT model. Most of the revenues and returns, however, flowed to the individual providers of project capital and are not visible in SNC’s historical financial results. Nevertheless, Dr. Shi and his team have been able to build on SNC’s early experience. With a modest infusion of private capital directly to SNC and the expectation of being able to raise foreign capital to execute its business plan, Century City was formed in late 2007. It was established as a wholly-owned foreign enterprise (“WOFE”), a government-approved corporation authorized to bring into China a fixed allocation of foreign capital. Awaiting approvals to complete the acquisition of SNC, Century City has entered into contracts with SNC’s owners to give it total operational control over the company and a 100% economic interest in the legacy activities and relationships of SNC. Beginning in 2008 Century City began to selectively and directly enter into new BT contracts directly that had been incubated in SNC’s project pipeline.

The majority of BT contracts committed or currently planned by Century City are for modest-sized (often multi-phase) infrastructure projects with smaller and medium-sized cities that management believes can benefit the most from its proprietary blend of services and support. The infrastructure projects tend to be comprised of elements such as roads, sewers and drainage systems, small bridges, and water and power distribution lines - relatively simple to execute project elements that can be completed within a short time frame, have predictable costs and can be implemented by numerous local sub-contractors. However, taken together, these infrastructure elements are foundational and their completion and connection to a city’s infrastructure grid is often essential to attracting commercial, residential or industrial developers or end-users to a project and to obtaining financing approval from lenders to the city or project. The Company views these projects as important first steps by putting in place the essential initial infrastructure needed to support future development.

An essential step in the Company’s project origination process is its senior management’s assessment of whether or not a project will enjoy a favorable market reception and economic success when completed. If the Company is involved in the creation of project development strategy for the city, it helps the Company better understand the projects and its risks. Comfort with each project’s economic prospects is important both to the Company’s assessment of the project’s financial risk and to the Company’s potential to enhance investment returns and liquidity through accelerated BT contract payments. The Company’s BT contracts always incorporate provisions designed to accelerate payment of the BT obligation. These are tailored to each project and municipal client, but could permit the Company to obtain repayment of the BT obligation from cash sources such as commercial or development bank loans to the municipality or project, lease payments, use fees or incremental tax revenues earned by the city or the municipality’s sale of land parcels from the project or other sources. The Company’s expectation is that it will collect the full BT contract amount in 12 to 24 months as a result of these acceleration features. In addition, project economic success often leads to repeat opportunities with existing client municipalities and limits competitive pressures for those future opportunities.

For projects in jurisdictions other than the well known mega-cities to constitute attractive opportunities for the Company, the underlying fiscal health of the city must also be assured. This is so because the ultimate source of repayment is the long-term contract with the municipality. Since almost all of China’s small and mid-sized cities operate with at least modest deficits before giving effect to provincial and central government distributions, it is essential to have first-hand knowledge of the city’s management strength, likely priority for the distribution of loan or grant funds given government policy guidelines, the political factors that could influence payment priorities, the profile of the city’s future level of commitments and finally its historical track record of meeting obligations. The Company has developed reliable sources of information and the internal capability to assess municipal counterparty risk and objectively and critically evaluate the financial risks of each BT investment opportunity. It is Company management’s belief that if acceleration of the BT contract payments does not occur in line with expectations, the Company will be able to sell the repayment obligations at par or to raise debt financing collateralized by the contracts at high advance rates and at interest costs equal to or less than that being paid by the municipality. The negotiated interest carry in the contracts is intended to be slightly punitive and serve as a motivation for prompt repayment. As a reference point, development bank financing for similar long-term loans to creditworthy municipalities would generally be at annual rates 2-3 percentage points below the BT contract rates.

The PRC regulatory framework has only recently evolved to fully support public-private partnerships (“PPP”)

Fully aware of the urbanization trends and the overwhelming demands that they will create on government resources at the state, provincial and municipal level, the PRC Central Committee has accepted that private capital sources will play a major role in financing and otherwise supporting the development of urban infrastructure and many services. After several years of lack of regulatory oversight while individual cities experimented with public-private development partnerships, in July 2004 the State Council on Reforming the Investment System formally endorsed two forms of PPP that are widely used elsewhere in developing economies - BT and BOT models.

The BT model, described above, is currently utilized by the Company. The BOT (Build-Operate-Transfer) refers to a form of project that includes all of the elements of the BT model but also involves operation and maintenance of the project for period of time by the contractor. It is frequently utilized for infrastructure projects that produce predictable revenue streams, such as toll roads, transportation facilities, hospitals and clinics, water treatment plants and energy generation and delivery systems. Payment to the contractor is often in the form of a share (or sometimes all) of the revenues derived from the operation of the project as well as, or sometimes in lieu of, fixed payments from the government counterparty. The transfer of BOT projects back to the municipality typically takes place after some specified (usually long) period of operation. With access to additional capital resources from IAG and access to the public capital markets, the Company expects to identify significant opportunities to undertake projects utilizing the BOT structure.

Under the BT and BOT models, capital intensity for developers is high. Based on the limited information available for these projects in China, the Company believes that the long-term risk-adjusted returns are at the high end of the international norms for this type of project due to capital-market inefficiencies in China and intense pressures to quickly implement urban infrastructure projects. As in most countries utilizing PPP models, if the BT developer can effectively finance a meaningful fraction of the investment and accelerate the ultimate payout or efficiently monetize the municipal counterparty obligations, its returns can be robust. The company believes that except for its own projects, the bulk of BT contracts executed in China to date have been located in the few large municipalities whose creditworthiness is accepted to some degree in international financing markets and developer access to capital is simplified.

The Company has built unique organizational capabilities to complement its business model.

The Company’s business model is built on its deep connections to China’s top urban planning institutions, discipline in analyzing the financial position of client municipalities, a focus on strategic partnerships with those municipal clients it chooses to serve, and senior management relationships that facilitate the assembly and oversight of construction consortiums to efficiently handle primary infrastructure construction across the country. Management believes this capability is difficult for competitors to replicate and this affords the Company a competitive edge in builds the scale of its business.

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 Urban planning. For historical and policy reasons, urban planning in China is performed primarily through the state-funded university system, either directly with faculty-led teams or teams led by staff of university-affiliates such as the Tongji Project Management & Consulting Co. Ltd. The Company has established close working relationships with selected faculty and staff at China’s top research institutions in the field of new city planning and design, including Tsinghua University in Beijing, Tongji University in Shanghai, and University of China Technology & Science in Anhui. Each of the institutions where the Company has relationships has a long history of consulting for the Chinese government at the central, provincial and municipal level on new city planning and economic development. The Company’s collaborations with university project teams allows them to actively participate in the all-important assessment of project economic viability at an early stage, gives them input into project results and visibility of large universe of potential development projects that will be implemented over the coming 3 to 5 years. This perspective positions the company to selectively propose on the most attractive projects that come to bid in the BT mode. The Company’s Chief Planning Officer, Professor Zhou, is recently retired as Director-General of the renowned College of Architecture and Urban Planning at Tongji University and is widely recognized as a prominent figure in urban planning in China. He provides professional and technical leadership to the Company’s internal planning staff and assists in establishing new relationships between the urban planners he identifies as having outstanding capabilities and reputations. Dr. Zhou is also preparing the Company to be a leader in directly offering planning services to municipalities as that activity begins to migrate to the private sector, the typical arrangement in most other countries.

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 Client financial assessment. Beyond information available on a handful of major municipalities, China lacks a reliable public source of information on the financial health of its municipalities and provinces. Also, there is no recognized private rating agency comprehensively covering this universe of potential counterparties that would be the equivalent of those operating in developed countries whose ratings are widely accepted by the international finance community. Consequently, the development of proprietary information and access to fragmented and difficult to compile government information is critical to being able to make an objective assessment of municipal financial risk. Therefore, the Company conducts its own analysis of municipal government financial condition before proposing on any BT project involving long-term payments. In this area, it relies heavily upon guidance from its Chairman and a network of special economic advisors with relationships to both state and commercial banks that have an informed and perspective on municipal fiscal condition. As discussed below, the Company’s Chairman, Mr. Jiping Gao is recently retired as Chief Economist for the China Development Bank and remains an advisor to this state-owned institution that is the leading source of development lending in the PRC.

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 Municipal relations. The Company’s senior management and advisors have established relationships with a large network of municipal and provincial leaders, including those with whom they have worked on projects in the past. Regular contacts are maintained with officials in more than 50 municipalities with near-term development needs. In addition, they have an active business development calling program with municipal governments that are known through the Company’s urban planning partners to be actively involved projects that will soon reach the execution phase. To enhance referrals and identify future opportunities for supplementary service relationships, the company staffs its project offices with at least one senior employee, often with masters or PhD-level credentials in urban planning, to interface with the municipal government officials during the pendency of the project. This individual provides assistance and counsel on matters affecting the project including project financing, marketing and later-stage development activities. These senior company staff members are positioned to become trusted advisors to client municipal officials, a particularly welcome role in smaller cities removed from the largest urban centers and operating with limited personnel resources.

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 Engineering and construction partnerships. The management of the Company has cultivated relationships with leading engineering and construction companies in China over many years. These relationships provide perspective on evolving cost norms for completing projects throughout the PRC and on best practices in use in China’s enormous and highly fragmented construction industry. They also represent reliable go-to resources for formation of competitive bidding consortiums that can perform work anywhere in the country. Execution partners are screened by the Company’s management and are known to have financial strength and access to both direct financing and bonding that ensures their ability and finish projects they undertake and to participate in providing a substantial fraction of project working capital. The Company’s BT project consortiums often include one or more of these strategic partners who hold the Class 1 licenses that permit them to design and execute state-funded infrastructure projects. Many are at least partially state owned and are cooperative and experienced in utilizing local resources that will allow municipal project sponsors to “recycle” project revenues into their local communities in the form of wages and sub-contract revenues. Execution partners involved in current and recently completed the Company’s projects include such prominent national companies as Shanghai Simeikehui Construction Engineering Consultation Co. Ltd., Shanghai Linli Design Co. Ltd., Shanghai Architectural Design Institution Co. Ltd., Pan China Engineering Ltd., China Urban Construction Works Bureau and the China Railway Group.

The political framework governing provincial and municipal development projects in the PRC is complementary to the Company’s business model.

Advancement of government officials at the local and provincial level within China is closely tied to implementation of state policy objectives and achievement of tangible economic growth that leads to enhanced regional productivity, increased local tax revenue and generation of other municipal fees. This includes generation of VAT taxes which tend to rise proportionally with increases in the size of the local or regional economy.

Counterbalancing the obvious motivation for officials to approve any project that creates the potential for future growth, it is becoming widely recognized, (particularly at the national level) that poorly planned development projects that pump up short-term construction revenues but do not ultimately lead to increased long-term employment or improved long-term viability of the city are not a good use of state funds. Banks that have financed these projects are also demonstrating an understanding of this issue by adjusting their loan approval parameters. The proliferation of unsound projects and bad real estate loans concentrated in state-owned financial institutions has led to restrictions of various kinds on funding for certain types of projects, and in some cases outright policy bans, e.g. high-tech industrial park developments in smaller cities with limited access to technically-proficient people, few local educational institutions to train qualified future employees and (regardless of the quality of fixed assets furnished by the developer) little hope of attracting investment interest from suitable corporations willing to gamble their technical future. Enforcement of restrictive state policy initiatives has been inconsistent, but career municipal bureaucrats are increasingly reluctant to be associated with projects that are not based on sound fundamentals.

The Company’s strategic approach to urban development is complimentary to the policy priorities of the city officials with whom the Company seeks to develop business. In general, these city officials have limited resources and are looking for fresh ideas to quickly promote economic growth and community viability. In some cases, the use of the BT structure can cut a year or more off of the time frame for a city’s project implementation because the city does not have to obtain firm project financing commitments through bureaucratic government or state-lending channels before project commencement. Recent clients have also found that their support of the successful projects sponsored by the Company have been positive factors in their own career development. These outcomes lead to favorable references for the Company within the close-knit Chinese bureaucracy and create growth opportunities for the Company.

The Company’s project pipeline and its multi-year project backlog provide visibility of future revenues and earnings.

In the first four calendar months of 2008 the Company, as consortium lead, executed three BT with two municipalities. These projects boosted its total project backlog of uncompleted work to RMB940 million. Based on the contractual revenue sharing arrangements among the consortium partners (which in some cases fluctuate based on performance of the respective parties), historical cost ratios for SNC and the contract execution schedules, the associated pre-tax operating income contribution for the Company from the existing contract backlog is expected range between RMB188 million (approximately $27 million US Dollars) and RMB329 million (approximately $47 million US Dollars). At least RMB160 million in pre-tax revenue is expected to be earned from the booked backlog for 2008 and this could range up to RMB210 million (from approximately $23 to $27 million US Dollars). The Company’s maximum applicable income tax rate for 2008 is 25%. Pending negotiations with other municipalities are in progress that the Company expects will result in additional backlog that could contribute additional revenue and earnings in both 2008 and 2009.

The Company’s business model gives it sustainable competitive advantage and scalability.

The scale of urban development in China is large and growing rapidly. Consequently, there is intense competition in all sectors ranging from planning to construction and including untold numbers of speculative real estate developers. These factors have led to China being recognized as one of the world leaders in urban planning, development and construction and many able enterprises involved in this sector are based and operate there. The immense size of the infrastructure development arena in China dictates that the Company will never capture a large percentage share of this market.
By focusing closely on serving this universe of 850 government customers the Company believes it has secured a differentiated position in the market and a defensible competitive advantage that will let it capture the best opportunities and grow rapidly. The Company’s market positioning allows the Company to earn high rates of return on its invested capital - above the norms for BT projects that are simply construction financing mechanisms for discrete projects of government sponsors. By contributing substantially to the conceptualization and initial implementation of each of its projects, the Company is able to partner with municipalities to capture a share of what is customarily developer profit for both itself and its government clients without increasing its own risk.

Because of its strategic partnerships with top planning, design and construction resources having central government affiliations, the Company has the ability to recruit high caliber talent. These arrangements allow the Company to grow rapidly and to deal cost-effectively with project workload spikes without pushing up its own fixed costs. Moreover, the company’s project management and risk assessment technologies can be extended to its growing project portfolio with relative ease and little up-front cost.

The Company has strategic growth opportunities in ancillary services and products.

As its business evolves, the company may seek to provide additional services to its municipal client base for supplementary fees or participation interests, extend its development investments into high-return BOT projects, participate selectively in later phase development activity in the most promising situations and to export China’s leading urban planning technology to other emerging markets. Although none of these initiatives are likely to be implemented before the end of 2008, and there is no assurance that any of the initiatives described will be implemented successfully if at all, some of the business development opportunities identified by Company’s management include:

Project marketing/brokerage services: In the course of its strategic analysis for most projects, the Company identifies target participants for second and later-stage development participation and often prepares presentation materials for them and makes initial introductions on behalf of its municipal clients. These efforts are currently focused on accelerating collection of the BT contact payments to the Company, but their success has been appreciated by municipal leaders who welcome the assistance in attracting investors and stimulating growth. Typically the Company’s efforts add significant strategic perspective and new ideas that boost impact of traditional local marketing initiatives. Commercializing this activity to generate agency revenues for the Company is a natural extension.

Project marketing/brokerage services: In the course of its strategic analysis for most projects, the Company identifies target participants for second and later-stage development participation and often prepares presentation materials for them and makes initial introductions on behalf of its municipal clients. These efforts are currently focused on accelerating collection of the BT contact payments to the Company, but their success has been appreciated by municipal leaders who welcome the assistance in attracting investors and stimulating growth. Typically the Company’s efforts add significant strategic perspective and new ideas that boost impact of traditional local marketing initiatives. Commercializing this activity to generate agency revenues for the Company is a natural extension.

Project financial services: The Company’s management has relationships with various development banks responsible for providing the bulk of municipal project funding in China. These institutions include the Development Bank of China, the Agricultural Development Bank of China, and the Shanghai Pudong Development Bank. The Company also has developed relationships with various regional commercial banks, many of which still have significant state ownership participation. These relationships have been fostered to ascertain municipal fiscal strength, support loans to the company’s engineering and construction partners to finance project receivables and working capital needs and in some cases assist municipalities to quickly complete loan applications to cover costs of completed projects and subsequent project phases. As a result of these banking activities, the Company has a good understanding of the market credit criteria for development loans, a demonstrated capability to facilitate the credit review and approval process and credibility with key financial institutions in providing information about project economic viability. Extension of financing support activities into another line of business generating fee income is a logical progression for the Company.

Follow-on development. Second and subsequent phase development represents an additional investment and growth opportunity for the Company where its situational knowledge gives it an edge in gauging the potential for economic success. The Company will have a choice of pursuing such opportunities independently or in partnership with industrial, commercial and residential developers. Through one of these strategies, management believes that some level of direct development activity is appropriate for the company in the future.

BOT projects. Many of the projects with which the Company is involved require the construction and operation of related services such as waste and wastewater disposal, water purification and delivery, power generation, transportation services, health services and the like. Most of these services have traditionally been provided by municipalities or state-owned organizations, but increasingly these are being privatized and often established as privately operated monopoly concessions. Because of its involvement in project planning, the Company has an informed point of view about the prospects of each of its projects that is not confidential to the municipality. This places it in a position to bid selectively on BOT projects when it believes competitors do not fully appreciate the opportunity. It may also develop strategic alliances with specialized providers of concession services to enable them to bid more successfully on selected projects.

Technology export. China’s and infrastructure planning capability is among the best in the world. As a US publicly listed company, the Company expects to have credibility and access to municipal development opportunities outside of China that could benefit from access to China’s planning institutions who are the Company’s strategic partners. The Company intends to respond opportunistically to those situations in order to maintain a perspective on municipal development and financing trends globally that could have application to its China business and to intermediate business development opportunities for its Chinese strategic partners in a way that enhances its competitive position and reputation.

Executive Profiles

Mr. Jiping Gao, Chairman

Mr. Gao is the Chairman of the Company and a distinguished banker and economist in the PRC. Mr. Gao recently retired from the China Development Bank as Chief Economist, but he continues to serve this important state institution as an economic advisor. During his career, Mr. Gao also served the State Development Planning Commission and the State Economic and Trade Commission and maintains a close relationship with senior policy makers in the central government.

Dr. Jianjin Shi, CEO

Dr. Shi is the CEO of the Company and subsidiaries. He has extensive experience managing large development projects for the company and for various electric utilities/power generation projects including the Hefei power plant, Huainan Luohe Power Plant and the power station for the Henan Xinxiang Power Plant. Through his experience in the development of large state-developed power projects he had opportunity to gain an intimate understanding of infrastructure development processes at the regional and local level within the PRC. Immediately prior to forming SNC and its affiliates, Dr. Shi was general manager of Shanghai NengHuan Technology Development Ltd. Dr. Shi holds a PhD in Economics and Management from Shanghai Tongji University and an MBA from Kiev University in the Ukraine.

Professor Moulong Zhu, Chief Architectural and Urban Planning Officer

Professor Zhu is the Company’s Chief Architectural and Urban Planning Officer. A dean of China’s Urban Planning professional community, Professor Zhu remains a member of the faculty at Tongji University in Shanghai. After earning his degree from Tongji, Prof. Zhu served this prestigious university continuously as a faculty member and in academic leadership positions. He retired from full-time duties in 1998 after serving for 10 years as Head of the Instructional Department (Teaching Faculty) for the university’s School of Urban Planning and Architecture. As a senior faculty member and administrative leader, Professor Zhu was instrumental in building the capabilities and reputation of Tongji’s School of Urban Planning and Architecture to be the leader in China, and one of the world’s recognized centers of excellence in the urban planning. Prof. Zhu has also been directly involved with significant urban and infrastructure planning projects throughout China, including electric power authorities such as Zhoukou Electric, Nanyan and Luoyang, academic and educational institutions such as Henan Normal University, Zhejiang Economic and Trade Institute and Liaoning Education City and municipalities such as Xinxiang, Baishan City, ZhengDong New District, Beijing and Zhejiang.

Mr. Dequan Huang, Accounting Manager

Mr. Huang is a registered international internal auditor and accountant in the PRC. Prior to joining the Company he held management and senior finance management positions with Beijing Taihebaoxing Real Estate Development Ltd. and affiliates based in Beijing and, prior to that with a construction subsidiary of Anhui Electric Power Company. He has had extensive experience in construction and project accounting and the application of internal controls and reporting. He holds Bachelor and Masters degree from the CPC Central Party Committee School and Beijing University respectively. The Company is currently engaged in a search process for a senior finance executive familiar with US public market compliance and reporting requirements to augment the experience of Mr. Huang and its existing accounting staff.

ITEM 7.01          REGULATION FD DISCLOSURE.

We intend to use the materials attached hereto as Exhibit 99.2 in investor presentations from time to time.

Please refer to Exhibit 99.2 for a discussion of certain forward-looking statements included in the presentation materials. Such forward-looking statements, based upon the current beliefs and expectations of IAG’s, Chardan’s, and Sing Kung’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China and related governmental development policies, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Sing Kung is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers in the industry; timing, approval and market acceptance of new services; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in IAG’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the period ended December 31, 2007 and 10-Q for the period ending March 31, 2008. The information set forth herein should be read in light of such risks. Neither IAG, Sing Kung, nor Chardan, assumes any obligation to update the information contained in this press release. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at .

EXHIBITS

Exhibit No.	Exhibit Description

99.1	Press Release dated May 20, 2008

99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterAmerican Acquisition Group, Inc.

	By:	/s/ William C. Moro
William C. Moro
Chief Executive Officer

Dated: May 20, 2008